FOR IMMEDIATE RELEASE AMYRIS, INC. REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS  Record underlying revenue and record consumer revenue  Launched four consumer brands. Bolstered strategic consumer capability from acquisitions  Supply chain challenges impacting near term performance. Growth trajectory intact Emeryville, CA – November 8, 2021 – Amyris, Inc. (Nasdaq: AMRS), a leading synthetic biotechnology company accelerating the world to sustainable consumption through its Lab-to-MarketTM operating platform, today announced financial results for its third quarter ended September 30, 2021. “Amyris delivered another strong quarter along with solid strategic execution amid challenging external global supply chain conditions,” said John Melo, President and Chief Executive Officer. “Once again, we realized record underlying revenue and record consumer revenue demonstrating continued year-over-year and sequential growth. We launched four new consumer brands in the quarter further expanding our foothold in clean beauty and personal care end-markets. Rose Inc.TM clean color cosmetics, JVNTM clean haircare and Terasana® clean skincare are each formulated with one, or a combination, of our unique sustainable ingredients that we created and manufacture leveraging the power of our Lab-to-MarketTM operating platform. Additionally, we launched OlikaTM. We completed three acquisitions including Olika, Beauty Labs and MG Empower adding strategic digital, online influencer and social selling capabilities as approximately 50% of our consumer revenue is being generated from e-commerce which is our fastest growing and best gross margin business channel.” “Our science and partnerships continue to deliver new opportunities. We are very excited about our JV partnership with ImmunityBio for the commercialization of a second generation COVID-19 vaccine which expands our business into biopharma. We continued to progress the construction of our new Brazil ingredients plant with expected production in early 2022 as well as the establishing our consumer production facility in Reno, Nevada by the middle of next year.” “Worldwide supply chain disruptions combined with late quarter launches of the new brands resulted in lower- than-expected revenue. Shipping delays impacted supply of raw materials and customer shipments while freight expense significantly increased. Although global in nature and persisting in the fourth quarter, we believe these are short-term issues and that they have no impact on our long-term growth targets. We continue to experience very robust demand that more than supports our outlook. Looking ahead to 2022, we are taking control of our supply chain with the investments in Brazil and Reno to reduce our third-party dependency and our exposure to shipping delays resulting in lower operating costs and expanded gross margins. We now expect full year 2021 total revenue to be in the $330 - $370 million range, doubling full year 2020. We have the inventory on hand to deliver within this range and subject to easing supply chain headwinds could attain upside.” “We continue to strategically progress our capital structure to eliminate remaining legacy debt and bring in growth capital to support our ambitious operational and financial growth targets.” Business and Operational Highlights  Record Q3 underlying revenue of $48 million increased 40% continuing the year-over-year and sequential growth trajectory. Record consumer revenue of $23 million increased 89% versus Q3 2020. The total number of consumer brands grew from 1 in 2018, and 3 in 2019, to 8 in Q3 2021. Year-to-date Q3 2021 consumer revenue of $60 million grew from $6 million for the same period in 2018, 10.7X or a 121% CAGR.

- During September, Rose Inc. and JVN hosted a number of launch events in the U.S. and internationally, including social media campaigns to accelerate brand awareness and educate consumers on the power of Squalane, Hemi-Squalane and Biosilica as differentiated core ingredients to these brands. JVN was launched with 9 SKUs in 62 Sephora stores with stores expected to triple over the next quarter. Rose Inc. was launched with 16 SKUs in Sephora North America and Space NK in the U.K. Both brands are accelerating revenue into the fourth quarter and are expected to exceed $20 million revenue each in their first 12 months. This would be our strongest performance for new brands
- Biossance®'s international expansion continued through Space NK in the U.K. and can now be found in 14 different retailer chains worldwide. Pipette continued to deliver on its commitment to improve the accessibility of clean products for babies, mothers and families. Pipette can now be found in 236 new stores across Canada and also launched in 118 new stores in the U.S. during Q3.
- Amyris and ImmunityBio (Nasdaq: IBRX) announced a JV for the commercialization of a next-generation COVID-19 RNA vaccine. Upon completion of successful human trials, the joint-venture's goal is to deliver one billion doses of the new vaccine in 2022 addressing the unmet needs of access to vaccines in developing countries and other regions of the world, addressing cold-chain and durability challenges facing the world today.
- Through the end of Q3 sales volumes for Squalane, used in skin care and other products, surpassed total 2020 sales volumes. Demand for Hemi-Squalane for haircare, is driven by increasing regulatory pressure to reduce the use of environmentally harmful silicones.
- Q3 was critical for our consumer supply chain to support brand launches and to also prepare for the end-of-year holiday season. 90% of projected product demand is in our distribution centers available for sale. During Q3 we experienced supply chain challenges with significant port delays for critical raw materials due to labor shortages affecting the production of Squalane and Hemi-Squalane. These delays resulted in a 20% shortfall in our Squalane production target. We incurred additional cost from increased shipping expense and expedited air shipping. We anticipate shipping and port unloading issues to continue in Q4.
- We continued to manage COVID-19 with a very successful management and monitoring program while having 250-300 construction workers at the Brazil ingredients plant construction site. Commodity cost increases affected the cost of construction materials such as steel. Commissioning of the plant remains on schedule for early 2022.
- We expect to finalize negotiations for three new consumer brands over the next three months. These are strategic additions and represent significant opportunity for our ingredient portfolio.

Q3 and YTD 2021 Sales Revenue

	Three Months Ended September 30,			Nine Months Ended September 30,		
(In millions)	2021	2020	YoY%	2021	2020	YoY%
Consumer	$ 23.2	$ 12.3	89%	$ 59.6	$ 34.4	73%
Ingredients	13.3	18.8	-30%	42.5	42.2	1%
Product	$ 36.5	$ 31.1	17%	$ 102.1	$ 76.6	33%
R&D and Other Services	11.4	3.1	264%	21.4	12.0	78%
Underlying Total	$ 47.9	$ 34.3	40%	$ 123.4	$ 88.6	39%
Other[1]	0.0	0.0	-	153.6	4.8	3090%
Reported Total	$ 47.9	$ 34.3	40%	$ 277.0	$ 93.4	197%

[1] Other: $4.8m Vitamin E transaction (Q1 2020), $143.6m DSM F&F transaction (Q1 2021), $10.0m Ingredion Reb M transaction (Q2 2021).

Q3 2021 Financial Highlights  Total revenue of $47.9 million, increased 40% compared to Q3 2020 revenue of $34.3 million. Product revenue of $36.5 million increased 17% compared to Q3 2020 product revenue of $31.1 million driven by record consumer revenue of $23.2 million, an 89% increase, which was partially offset by a decrease in ingredient sales.  Non-GAAP gross margin of $17.7 million, or 37% of revenue, grew from $14.2 million, or 41% of revenue in Q3 2020 primarily due to increased consumer revenue.  Cash operating expense of $81.4 million increased by $38.1 million, or 88%, compared to Q3 2020, primarily due to a $28.1 million increase in selling expense due to higher headcount, growth driven fulfillment and shipping expense and launches of new brands. R&D and G&A expense increased by $4.4 million and $5.6 million respectively due to higher headcount, M&A expense and comparatively low prior year travel expense due to COVID-19.  Adjusted EBITDA of -$73.1 million decreased $40 million year-over-year, primarily due to higher operating expense.  GAAP net income/loss is significantly influenced by non-cash mark-to-market adjustments related to changes in the fair value of debt and derivatives. GAAP net loss of $32.9 million or $0.11 per share compared to a loss of $83.5 million or $0.37 per share in Q3 2020. Adjusted net loss of $80.1 million, or $0.27 per share, compared to an adjusted net loss of $50.0 million, or $0.22 per share in Q3 2020.  Cash at the end of the quarter was $115 million, compared to $38 million at the end of Q3 2020.  Total debt principal at the end of the quarter was $102 million, compared to $175 million at the end of Q3 2020. Interest expense for Q3 2021 was $4 million compared to $7 million in Q3 2020 due to reduced debt. YTD 2021 Financial Highlights  Total YTD revenue of $277.0 million improved 197% versus the prior year period. Total revenue included $153.6 million of proceeds resulting from strategic transactions. Total underlying revenue (product and R&D and other services) increased 39% to $123.4 million compared to $88.6 million in first 9 months of 2020. Product revenue of $102.1 million increased $25.5 million, or 33%, compared to the first 9 months of 2020 driven by a $25.2 million, or 73%, increase in consumer sales.  Non-GAAP gross margin of $205.0 million, or 74% of revenue, grew from $43.5 million or 47% of revenue in first nine months of 2020. Excluding the contribution from the strategic transactions, gross margin of $51.4 million grew $12.8 million compared to first nine months of 2020 primarily due to consumer-related growth.  Cash operating expense of $198.0 million increased by $67.5 million, or 52%, compared to first 9 months of 2020 primarily due to investments in consumer brands, new consumer brand launches, increased headcount and additional R&D spend.  Adjusted EBITDA of -$12.2 million improved $84.4 million year-over-year due to revenue and margin growth and proceeds from strategic transactions.  GAAP net loss was $308.0 million or $1.07 per share compared to a loss of $273.2 million or $1.44 per share in the first 9 months of 2020. Adjusted net loss was $34.2 million, or $0.12 per share compared to adjusted net loss of $152.2 million, or $0.80 per share, for the first 9 months of 2020. Outlook – Update to Guidance Provided on August 5, 2021  Amyris now expects reported total revenue for the full year, inclusive of strategic transactions of $154 million, to be in a range of $330 - $370 million.

Conference Call Amyris will host its third quarter 2021 conference call today at 4:30 pm ET (1:30 pm PT) to discuss its financial results and provide a business and financial update. Live audio webcast/conference call: Webcast: please visit http://investors.amyris.com. U.S. Dial-In Number: (844) 850-0551. International Dial-In Number: (412) 902-4203. Please connect to the website or dial in to the conference call 15 minutes prior to the start of the call to avoid connection delays. If a participant will be listen-only, they are encouraged to listen via the webcast on Amyris' investor page. A replay of the webcast will be available on the Investor Relations section of Amyris’ website. FINANCIAL RESULTS AND NON-GAAP INFORMATION To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures that we believe are helpful in understanding our financial results. These non-GAAP financial measures are among the factors management uses in planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’ historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures, when considered together with financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ abilities to meaningfully compare our results from period to period, identify operating trends in our business, and track and model our financial performance. In addition, our management believes that these non-GAAP financial measures allow for greater transparency into the indicators used by management to understand and evaluate our business and make operating decisions. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules, and therefore, should only be read in conjunction with financial information reported under GAAP in order to understand Amyris’ operating performance. A reconciliation of the non-GAAP financial measures presented in this release to the most directly comparable GAAP financial measure, is provided in the tables attached to this press release. Our Non-GAAP financial measures include the following: Non-GAAP Gross Margin (Gross Margin) is calculated as GAAP revenue less non-GAAP cost of products sold divided by GAAP revenue. Non-GAAP cost of products sold excludes other costs/provisions, inventory lower of cost or net realizable value adjustments, excess capacity, manufacturing capacity fee adjustments, stock-based compensation expense, depreciation and amortization. Non-GAAP Cash Operating Expense is calculated as GAAP Operating Expense minus non-cash stock- based compensation, depreciation and amortization, non-recurring transaction and acquisition expense, contract credit loss reserve, and R&D performance agreement termination. EBITDA is calculated as GAAP net income (loss) less interest, expense, income tax expense, depreciation and amortization expense, deemed dividends to preferred stockholders, and loss allocated to participating securities. Adjusted EBITDA is calculated as EBITDA less income attributable to noncontrolling interest, gain/loss from change in fair value of derivatives, gain/loss from changes in the fair value of debt, loss upon debt extinguishment, other income/expense, loss from investment in affiliate, inventory lower of cost or net realizable value adjustments, non-recurring transaction and acquisition expense, stock-based compensation expense, R&D performance agreement termination, manufacturing capacity fee adjustment and contract asset credit loss reserve. Adjusted net income (loss) is calculated as GAAP net income/loss excluding stock-based compensation expense, gain/loss from change in fair value of derivatives, gain/ loss from changes in the fair value of debt, losses upon debt extinguishment, income/loss attributable to noncontrolling interest, loss allocated to participating securities, inventory lower of cost or net realizable value adjustments, R&D performance agreement termination, manufacturing capacity fee adjustments, non-recurring transaction and acquisition expense, other income/expense, and gain/loss from investment in affiliate. Adjusted EPS is calculated by dividing adjusted net income (loss) by the weighted average shares, basic outstanding for the period. About Amyris Amyris (Nasdaq: AMRS) is a leading synthetic biotechnology company, transitioning the Clean Health & Beauty and Flavors & Fragrances markets to sustainable ingredients through fermentation and the company’s proprietary Lab-to-MarketTM operating platform. This Amyris platform leverages state-of-the-art machine learning, robotics and artificial intelligence, enabling the company to rapidly bring new innovation to market at commercial scale. Amyris ingredients are included in over 20,000 products from the world's top brands, reaching more than 300 million consumers. Amyris also owns and operates a family of consumer brands that is constantly evolving to meet the growing demand for sustainable, effective and accessible products. For more information, please visit http://www.amyris.com. Amyris, the Amyris logo, No Compromise, Biossance, Pipette, Purecane, Terasana, Rose Inc. and Lab-to- Market are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries. Forward-Looking Statements This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as Amyris’ financial outlook and goals for the remainder of 2021 and beyond; Amyris’ expectations regarding supply chain issues in Q4 and beyond and the limited impact of such issues on long-term growth targets; Amyris’ expectations about increasing consumer demand for sustainable products and the acceleration of revenue of newly launched brands; Amyris’ expectations regarding its JV partnership with ImmunityBio and the development, manufacturing, and commercialization of its COVID-19 vaccine which expands its business into biopharma and the timing thereof; Amyris’ expectation of adding three new consumer brands and the timing thereof; and Amyris’ expectations regarding the commissioning of its Brazil manufacturing facility, the timing thereof and benefits thereof in alleviating cost pressures. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris' liquidity and ability to fund operating and capital expenses, risks related to its financing activities, risks related to potential delays or failures in completing and integrating planned acquisitions, risks related to potential delays or failures in development, regulatory approval, launch, production and commercialization of products, risks related to Amyris' reliance on third parties particularly in the supply chain, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise. Investor Contact: Argot Partners Jason Finkelstein amyris@argotpartners.com +1 (212) 600-1902 Amyris, Inc. Paul Vincent vincent@amyris.com +1 (510) 450-0761 Media Contact:

Amyris, Inc. Beth Bannerman bannerman@amyris.com +1 (510) 914-0022 ### Financial Tables Follow

Amyris, Inc. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands September 30, 2021 December 31, 2020 Assets Current assets: Cash and cash equivalents $ 114,887 $ 30,152 Restricted cash 286 309 Accounts receivable, net 34,920 32,846 Accounts receivable - related party, net 10,841 12,110 Contract assets 3,513 4,178 Contract assets - related party 2,000 1,203 Inventories 72,062 42,862 Deferred cost of products sold - related party 9,182 9,801 Prepaid expenses and other current assets 30,373 13,103 Total current assets 278,064 146,564 Property, plant and equipment, net 53,124 32,875 Deferred cost of products sold, noncurrent - related party 3,061 9,939 Restricted cash, noncurrent 961 961 Recoverable taxes from Brazilian government entities 13,005 8,641 Right-of-use assets under financing leases, net 7,996 9,994 Right-of-use assets under operating leases, net 10,989 10,136 Goodwill 128,692 - Intangible assets, net 39,662 - Other assets 6,753 3,704 Total assets $ 542,307 $ 222,814 Liabilities, Mezzanine Equity and Stockholders' Deficit Current liabilit ies: Accounts payable $ 80,645 $ 41,045 Accrued and other current liabilit ies 62,681 30,707 Financing lease liabilit ies 1,182 4,170 Operating lease liabilit ies 6,786 5,226 Contract liabilit ies 3,486 4,468 Debt, current portion 24,614 54,748 Related party debt, current portion 280,633 22,689 Total current liabilit ies 460,027 163,053 Long-term debt, net of current portion 12,099 26,170 Related party debt, net of current portion 5,000 159,452 Financing lease liabilit ies, net of current portion 63 - Operating lease liabilit ies, net of current portion 7,722 9,732 Derivative liabilit ies 21,465 8,698 Acquisition-related contingent consideration 65,077 - Other noncurrent liabilit ies 24,179 22,754 Total liabilit ies 595,632 389,859 Commitments and contingencies Mezzanine equity: Contingently redeemable common stock 5,000 5,000 Redeemable noncontrolling interest 28,520 - Stockholders’ deficit: Preferred stock - - Common stock 31 24 Additional paid-in capital 2,358,441 1,957,224 Accumulated other comprehensive loss (52,134) (47,375) Accumulated deficit (2,395,506) (2,086,692) Total Amyris, Inc. stockholders’ deficit (89,168) (176,819) Noncontrolling interest 2,323 4,774 Total stockholders' deficit (86,845) (172,045) Total liabilit ies, mezzanine equity and stockholders' deficit $ 542,307 $ 222,814

Amyris, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except shares and per share amounts)	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Revenue:				
Renewable products	$ 36,508	$ 27,577	$ 101,859	$ 70,619
Licenses and royalties	6,006	3,563	160,806	9,714
Collaborations, grants and other	5,352	3,118	14,376	13,060
Total revenue	47,866	34,258	277,041	93,393
Cost and operating expenses:				
Cost of products sold[1]	40,252	25,822	93,332	60,710
Research and development[1]	23,824	18,197	69,580	52,288
Sales, general and administrative[1]	70,635	38,321	162,897	100,838
Total cost and operating expenses	134,711	82,340	325,809	213,836
Loss from operations	(86,845)	(48,082)	(48,768)	(120,443)
Other income (expense):				
Interest expense	(4,321)	(6,627)	(14,857)	(41,747)
Gain (loss) from change in fair value of derivative instruments	4,778	1,999	(12,826)	(6,498)
Gain (loss) from change in fair value of debt	52,294	34,360	(204,359)	2,908
Loss upon extinguishment of debt	(680)	(2,606)	(27,058)	(51,954)
Other income (expense), net	690	(49)	40	1,452
Total other income (expense), net	52,761	27,077	(259,060)	(95,839)
Loss before income taxes and loss from investment in affiliate	(34,084)	(21,005)	(307,828)	(216,282)
Provision for income taxes	(58)	(83)	(170)	(273)
Gain (loss) from investment in affiliate	181	(366)	(567)	(1,058)
Net loss	(33,961)	(21,454)	(308,565)	(217,613)
Less: (income) loss attributable to noncontrolling interest	1,017	(1,702)	(249)	(3,809)
Net loss attributable to Amyris, Inc.	(32,944)	(23,156)	(308,814)	(221,422)
Less: deemed dividend to preferred stockholders upon conversion of Series E preferred stock	-	(67,151)	-	(67,151)
Less: losses allocated to participating securities	-	6,832	787	15,369
Net loss attributable to Amyris, Inc. common stockholders, basic	$ (32,944)	$ (83,475)	$ (308,027)	$ (273,204)
Weighted-average shares of common stock outstanding used in computing loss per share of common stock, basic	300,888,579	227,267,553	286,919,463	189,192,973
Loss per share attributable to common stockholders, basic	$ (0.11)	$ (0.37)	$ (1.07)	$ (1.44)
Weighted-average shares of common stock outstanding used in computing loss per share of common stock, diluted	317,568,913	242,732,234	286,919,463	191,506,499
Loss per share attributable to common stockholders, diluted	$ (0.27)	$ (0.41)	$ (1.07)	$ (1.46)
[1] Includes stock-based compensation expense as follows:				
Cost of products sold	$ 79	$ 51	$ 215	$ 51
Research and development	1,565	928	3,945	2,774
Sales, general and administrative	7,261	2,441	17,772	7,030
	$ 8,905	$ 3,420	$ 21,932	$ 9,855

Amyris, Inc.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)

(In thousands, except per share data)	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Net loss attributable to Amyris, Inc. common stockholders - Basic (GAAP)	$ (32,944)	$ (83,475)	$ (308,027)	$ (273,204)
Non-GAAP adjustments:				
Non-recurring transaction and acquisition expense	2,216	-	5,522	-
Stock-based compensation expense	8,905	3,420	21,932	9,855
(Gain) loss from change in fair value of derivative instruments	(4,778)	(1,999)	12,826	6,498
(Gain) loss from change in fair value of debt	(52,294)	(34,360)	204,359	(2,908)
(Gain) loss upon extinguishment of debt	680	2,606	27,058	51,954
Income (loss) attributable to noncontrolling interest	(1,017)	1,702	249	3,809
Deemed dividend to preferred stockholders upon conversion of Series E preferred stock	-	67,151	-	67,151
Loss allocated to participating securities	-	(6,832)	(787)	(15,369)
Inventory lower-of-cost-or-net realizable value adjustment	50	1,337	(1,183)	374
R&D Performance Agreement termination	-	-	1,850	-
Manufacturing capacity fee adjustment	-	-	1,482	-
Other (income) expense, net, and (gain) loss from investment in affiliate, net	(871)	415	527	(394)
Net loss attributable to Amyris, Inc. common stockholders (non-GAAP)	$ (80,053)	$ (50,035)	$ (34,192)	$ (152,234)
Weighted-average shares outstanding				
Weighted-average shares of common stock outstanding used in computing loss per share attributable to Amyris, Inc. common stockholders, diluted (GAAP and non-GAAP)	317,568,913	242,732,234	286,919,463	191,506,499
Loss per share attributable to Amyris, Inc. common stockholders - Basic (GAAP)	$ (0.11)	$ (0.37)	$ (1.07)	$ (1.44)
Non-GAAP adjustments:				
Non-recurring transaction and acquisition expense	0.01	-	0.02	-
Stock-based compensation expense	0.03	0.02	0.08	0.05
(Gain) loss from change in fair value of derivative instruments	(0.02)	(0.01)	0.04	0.03
(Gain) loss from change in fair value of debt	(0.17)	(0.15)	0.71	(0.02)
(Gain) loss upon extinguishment of debt	0.00	0.01	0.09	0.27
Income (loss) attributable to noncontrolling interest	(0.00)	0.01	0.00	0.02
Deemed dividend to preferred stockholders upon conversion of Series E preferred stock	-	0.30	-	0.35
Loss allocated to participating securities	-	(0.03)	(0.00)	(0.08)
Inventory lower-of-cost-or-net realizable value adjustment	0.00	0.01	(0.00)	0.00
R&D Performance Agreement termination	-	-	0.01	-
Manufacturing capacity fee adjustment	-	-	0.01	-
Other (income) expense, net, and (gain) loss from investment in affiliate, net	(0.00)	0.00	0.00	(0.00)
Loss per share attributable to Amyris, Inc. common stockholders (non-GAAP)(1)	$ (0.27)	$ (0.22)	$ (0.12)	$ (0.80)

(1) Amounts may not sum due to rounding.

ADJUSTED EBITDA	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
GAAP net loss attributable to Amyris, Inc. common stockholders - Basic	$ (32,944)	$ (83,475)	$ (308,027)	$ (273,204)
Interest expense	4,321	6,627	14,857	41,747
Income taxes	58	83	170	273
Depreciation and amortization	2,571	1,905	7,007	5,300
Loss allocated to participating securities	-	(6,832)	(787)	(15,369)
Deemed dividend to preferred stockholders upon conversion of Series E preferred stock	-	67,151	-	67,151
EBITDA	(25,994)	(14,541)	(286,780)	(174,102)
Income (loss) attributable to noncontrolling interest	(1,017)	1,702	249	3,809
(Gain) loss from change in fair value of derivative instruments and debt, (gain) loss upon extinguishment of debt, other (income) expense, and (gain) loss from investment in affiliate	(57,263)	(33,338)	244,770	55,150
Inventory lower-of-cost-or-net realizable value adjustment	50	1,337	(1,183)	374
R&D performance agreement termination	-	-	1,850	-
Manufacturing capacity fee adjustment	-	-	1,482	-
Stock-based compensation	8,905	3,420	21,932	9,855
Contract asset credit loss reserve	-	8,342	-	8,399
Non-recurring transaction and acquisition expense	2,216	-	5,522	-
Adjusted EBITDA	$ (73,103)	$ (33,078)	$ (12,158)	$ (96,515)

Amyris, Inc. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited) Three Months Ended September 30, Nine Months Ended September 30, (In thousands) 2021 2020 2021 2020 Revenue (GAAP and non-GAAP) Renewable products 36,508$ 27,577$ 101,859$ 70,619$ Licenses and royalties 6,006 3,563 160,806 9,714 Collaborations, grants and other 5,352 3,118 14,376 13,060 Revenue (GAAP and non-GAAP) 47,866$ 34,258$ 277,041$ 93,393$ Cost of products sold (GAAP) 40,252$ 25,822$ 93,332$ 60,710$ Other costs/provisions (8,690) (3,848) (17,372) (8,937) Manufacturing capacity fee adjustment - - (1,482) - Inventory lower-of-cost-or-net realizable value adjustment (50) (1,337) 1,183 (374) Excess capacity (762) (90) (1,799) (571) Stock-based compensation expense (79) (51) (215) (51) Depreciation and amortization (554) (407) (1,618) (846) Cost of products sold (non-GAAP) 30,117$ 20,089$ 72,029$ 49,931$ Adjusted gross profit (non-GAAP) 17,749$ 14,169$ 205,012$ 43,462$ Gross margin % 37% 41% 74% 47% Research and development expense (GAAP) 23,824$ 18,197$ 69,580$ 52,288$ Stock-based compensation expense (1,565) (928) (3,945) (2,774) Depreciation and amortization (1,366) (1,271) (4,037) (3,763) R&D performance agreement termination - - (1,850) - Research and development expense (non-GAAP) 20,893$ 15,998$ 59,748$ 45,751$ Sales, general and administrative expense (GAAP) 70,635$ 38,321$ 162,897$ 100,838$ Stock-based compensation expense (7,261) (2,441) (17,772) (7,030) Depreciation and amortization (651) (227) (1,352) (691) Contract asset credit loss reserve - (8,342) - (8,399) Non-recurring transaction and acquisition expense (2,216) - (5,522) - Sales, general and administrative expense (non-GAAP) 60,507$ 27,311$ 138,251$ 84,718$ Cash operating expense 81,400$ 43,309$ 197,999$ 130,469$